Exhibit 21.1
SUBSIDIARIES OF SWIFT CORPORATION
1.	Swift Transportation Co., LLC, a Delaware limited liability company

2.	Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company

3.	Swift Leasing Co., LLC, a Delaware limited liability company

4.	Sparks Finance LLC, a Delaware limited liability company

5.	Interstate Equipment Leasing, LLC, a Delaware limited liability company

6.	Common Market Equipment Co., LLC, a Delaware limited liability company

7.	Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company

8.	Swift Transportation Services, LLC, a Delaware limited liability company

9.	Swift Receivables Corporation, a Delaware corporation

10.	M.S. Carriers, LLC, a Delaware limited liability company

11.	M.S. Carriers Warehousing & Distribution, LLC, a Delaware limited liability company

12.	Swift Logistics, S.A. de C.V., a Mexican corporation

13.	Trans-Mex, Inc. S.A. de C.V., a Mexican corporation

14.	Mohave Transportation Insurance Company, an Arizona corporation

15.	Swift Intermodal LLC, a Delaware limited liability company

16.	Swift Mart Co., Inc., an Arizona corporation

17.	Swift International S.A. de C.V., a Mexican corporation

18.	Estrella Distributing LLC, a Delaware limited liability company

19.	TMX Administration S.A. de C.V., a Mexican corporation

20.	Swift Receivables Corporation II, LLC, a Delaware limited liability company

21.	Red Rock Risk Retention Group, Inc., an Arizona corporation